Exhibit 10.20 to 2003 10-K

PROMISSORY NOTE

$55,500,000.00	November 7, 2003 Cincinnati, Ohio Loan No. 5535

1.	Promise to Pay.

FOR VALUE RECEIVED, the undersigned, ASSET OHIO FOURTH STREET LLC, an Ohio limited liability company (“Borrower”), having an address c/o Convergys Corporation, Atrium One, 19th Floor, 201 East Fourth Street, Cincinnati, Ohio 45202, promises to pay in lawful money of the United States of America to the order of GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY, a Delaware corporation (“Lender”), at the office of 707 East Main Street, Suite 1300-A, Richmond, Virginia 23219-3310, or such other place either within or without the State of Virginia as Lender may designate in writing from time to time, the principal sum of FIFTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($55,500,000.00), with interest from the date hereof on the unpaid principal balance at the rate set forth below.

2.	Interest.

(a) Interest shall accrue on the unpaid principal balance of this Note at an adjustable rate as follows:

(i) During the Initial Rate Period, the rate of interest shall be TWO AND THIRTY-ONE HUNDREDTHS PERCENT (2.31%) per annum. The term “Initial Rate Period” means the approximately three (3) month period of time beginning on the date hereof and extending through and including February 28, 2003.

(ii) On the first Rate Adjustment Date and on each succeeding Rate Adjustment Date until this Note is paid in full, the rate of interest shall be adjusted to a rate per annum equal to the Index as of five (5) business days prior to the Rate Adjustment Date, plus ONE AND FIFTEEN HUNDREDTHS PERCENT (1.15%) per annum. The “Index” means the three (3) month average offered rate for United States Dollars on the Bridge Telerate, Inc. service or any successor service which displays the London Interbank Offered Rates of major banks for United States Dollar Deposits. The rate of interest, as adjusted under this subparagraph (ii), shall take effect on the date of adjustment and shall remain in effect through the day immediately preceding the next succeeding Rate Adjustment Date. For purposes hereof, March 1, 2004 shall be the first “Rate Adjustment Date”, and the remaining Rate Adjustment Dates shall be each succeeding June 1st, September 1st, and December 1st through the Maturity Date (defined below).

(b) If the Index shall cease to be available or to be so designated and there is no successor index thereto, the Index shall be replaced by a comparable index selected by Lender in the exercise of its reasonable business judgment.

3.	Payments and Term.

(a) Principal and interest shall be due and payable as follows:

(i) A payment of all interest to accrue hereon from the Disbursement Date to and including the last day of the month during which the Disbursement Date occurs shall be due and payable on the Disbursement Date. For purposes of this Note, the “Disbursement Date” shall be the date on which disbursement of loan proceeds occurs.

(ii) Monthly payments of principal and interest in the sum of FIVE HUNDRED EIGHTEEN THOUSAND FOUR HUNDRED SEVENTEEN AND 00/100 DOLLARS ($518,417.00) each shall be due and payable on the first day of each calendar month, commencing on the first day of the second calendar month following the Disbursement Date and continuing on the first day of each calendar month thereafter to and including the first Rate Adjustment Date.

(iii) On the first day of the first calendar month following the first Rate Adjustment Date and on the first day of each calendar month thereafter to the Maturity Date, a monthly payment of principal and interest, determined in accordance with this paragraph, shall be due and payable. On the first Rate Adjustment Date and on each succeeding Rate Adjustment Date thereafter until this Note is paid in full, the monthly payment shall be adjusted to that amount which would be sufficient to amortize the then-remaining principal balance hereon at the interest rate (as adjusted on said Rate Adjustment Date) over the balance of the Amortization Period. The monthly payment, as so adjusted on a Rate Adjustment Date, shall be due and payable beginning with the first monthly payment due after said Rate Adjustment Date and continuing on the first day of each calendar month thereafter to and including the next succeeding Rate Adjustment Date. For purposes of this Note, the term “Amortization Period” means the ten (10) year period beginning on December, 2003.

(iv) The entire indebtedness evidenced by this Note, if not sooner paid, shall be due and payable on December 1, 2013 (the “Maturity Date”).

(b) All payments on account of the indebtedness evidenced by this Note shall be first applied to interest, costs and prepayment fees (if any) and then to principal. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months, except that interest for a portion of a month (such as may be required under paragraph (a) of this “Payments and Term” section) shall be computed on the basis of a 365-day year (or a 366-day year during a leap year).

4.	Prepayment.

(a) This Note may be prepaid, in whole or in part, upon thirty (30) days prior written notice to Lender, and upon payment, in addition to the principal amount prepaid (and if prepaid in whole, accrued interest and all other sums due under the terms hereof), a prepayment premium (“Premium”), equal to and calculated in accordance with the following schedule:

Loan Year	Prepayment Premium
(Percent of Principal Prepaid)

One(l)	2.00%
Two (2)	0.50%
and thereafter	None

(b) Any partial prepayment shall be applied upon payments due hereon in the inverse order of their respective due dates.

(c) For purposes of this Note, the term “Loan Year” means each successive period of twelve (12) months, with the first such period beginning on December 1, 2003.

5.	Restrictions on Transfer and Encumbrance.

Reference is hereby made to Article 4 (Restrictions on Transfer or Encumbrance) of the Mortgage (defined in Paragraph 9 below), the terms and provisions of which are incorporated herein as if set forth in full herein.

6.	Default.

(a) The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(i) Borrower’s failure to make any payment of principal or interest when due hereon, followed by Borrower’s failure to make such payment within ten (10) days after written notice thereof given to Borrower by Lender; provided, however, that Lender shall not be obligated to give Borrower written notice prior to exercising its remedies with respect to such default if Lender had previously given Borrower during that calendar year a notice of default for failure to make a payment of principal or interest hereon.

(ii) Borrower’s failure to perform any other obligation under this Note when required, followed by Borrower’s failure to so perform such obligation within thirty (30) days after written notice thereof given to Borrower by Lender; provided, however, that if performance cannot be completed within such thirty (30) day period, Borrower must commence such performance within such thirty (30) day period and complete the same within ninety (90) days following the delivery of such notice.

(iii) The occurrence of any other event of default under the Mortgage referred to in the “Security; Loan Documents” section below.

(b) Time is of the essence. Upon the occurrence of an Event of Default under this Note, (i) the entire principal balance hereof and all accrued interest shall, at the option of Lender, without notice, bear interest at a rate from time to time equal to five (5) percentage points over what would otherwise be this Note rate (or the maximum rate permitted by applicable law if that is less) from the date of the Event of Default until the Event of Default is cured and (ii) the entire principal balance hereof and all accrued interest shall, at the option of Lender, immediately become due and payable, without notice. Lender’s failure to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default.

Borrower acknowledges that, during the period of time that any payment of principal, interest or other amount due under this Note is delinquent, Lender will incur costs, expenses and losses attributable to such things as its loss of use of the moneys due and to the adverse impact on its ability to meet its other obligations and to avail itself of other opportunities. Borrower further acknowledges that the exact amount of the costs, expenses and losses would be extremely difficult or impractical to ascertain. Borrower and Lender agree that the increased rate of interest provided for in clause (b)(i) above represents a fair and reasonable estimate of the costs, expenses and losses Lender will incur by reason of any such delinquency in payment.

(c) At Lender’s option, any written notice of default required to be given to Borrower hereunder may be given in the form of a statutory notice of default under the laws of the State of Ohio relating to non-judicial foreclosures of mortgages.

7.	Late Charges.

Borrower acknowledges that, if any monthly installment payment under this Note is not made when due, Lender will as a result thereof incur costs not contemplated by this Note, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include without limitation processing and accounting charges. Accordingly, except as may otherwise be mandated by applicable law, Borrower hereby agrees to pay to Lender with respect to each monthly installment payment which is not received by Lender within five (5) days of (and including) the date when due (four (4) days after the due date) a late charge equal to FIVE PERCENT (5%) of the amount of the payment. Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the costs Lender will incur by reason of such late payment. Acceptance of such late charge by Lender shall in no event constitute a waiver of the default with respect to the overdue amount, and shall not prevent Lender from exercising any of the other rights and remedies available to Lender.

8.	Collection Expenses.

If an Event of Default occurs under this Note and Lender consults an attorney regarding the enforcement of any of its rights or remedies under this Note or any of the other Loan Documents, or if this Note is placed in the hands of an attorney for collection, or if suit is brought to enforce this Note or any of the other Loan Documents, Borrower promises to pay Lender on demand for all fees, costs and expenses, including attorneys’ fees, incurred in connection therewith. Such fees, costs and expenses shall include those incurred with or without suit and those incurred at or in preparation for any trial, appeal or review or in any proceedings under any present or future federal bankruptcy act or state receivership law, and any post-judgment collection proceedings.

9.	Security; Loan Documents.

This Note is secured, among other documents, by a Mortgage, Assignment of Rents and Leases, and Security Agreement (the “Mortgage”) encumbering property (the “Property”)

located in Hamilton County, in the State of Ohio. It is also secured, in part, by an Unconditional Guaranty (the “Guaranty”) executed by Convergys Corporation (“Guarantor”). This Note, the Mortgage, the Guaranty and all other related instruments and documents are collectively referred to herein as the “Loan Documents.”

10.	Waivers.

Except as expressly provided in this Note to the contrary, Borrower hereby waives presentment, protest and demand for payment, notice of protest, demand, dishonor and nonpayment of this Note.

11.	Limited Recourse Debt.

Except as otherwise provided herein, the Borrower and its constituent members are hereby released from all personal liability hereunder, provided, however, that such release shall not operate to invalidate the lien of the Mortgage securing this Note. In the event of foreclosure of the Mortgage or other enforcement of the collection of the indebtedness evidenced by this Note, Lender agrees, and any holder of this Note shall be deemed by acceptance hereof to have agreed, not to take a deficiency judgment against Borrower or any of its constituent members with respect to said indebtedness. Notwithstanding the foregoing, Borrower and Guarantors, shall have full liability, jointly and severally, for any damages and/or losses due to items (i) through (viii) below and shall have full liability, jointly and severally, under this Note and the Loan Documents in the event of the occurrences under items (ix) and (x) below:

(i) waste to the property encumbered by the Mortgage (the “Property”) or any fraud or willful misrepresentation committed by Borrower;

(ii) any retention of rental income or other income of the Property after an Event of Default has occurred, to the extent that any such retention is not applied to the operation of the Property, i.e. capital and operating expenses, and the retention of security deposits or other deposits made by tenants of the Property which are not paid to tenants when due or transferred to Lender or any other party acquiring the Property at a foreclosure sale or any transfer in lieu of foreclosure;

(iii) any property taxes or assessments accrued prior to the Lender taking title to the Property;

(iv) removal and failure to replace any personal property securing the Loan;

(v) misapplication of insurance or condemnation proceeds in violation of the terms of the Loan Documents;

(vi) Borrower’s failure to maintain insurance or liability insurance as required by the Loan Documents;

(vii) all damages, liabilities, costs and expenses, including attorneys’ fees, incurred by the Lender due to the presence of any hazardous, toxic and dangerous wastes,

substances and materials, including hazardous asbestos, on the Property and due to any breach of covenant, breach of warranty or misrepresentation by Borrower under the Mortgage and any other Loan Document with respect to hazardous, toxic and dangerous wastes, substances and materials and Borrower’s failure to perform any obligations under the environmental indemnity delivered to Lender in connection with the Loan; provided, however, that there will be no liability to the Borrower for such waste, substance and/or materials which are introduced to the Property subsequent to any transfer of the Property specifically permitted under Article 4 of the Mortgage or to Lender’s acquisition of title to the Property as a result of foreclosure or a deed in lieu of foreclosure (the date of any such transfer is referred to herein as the “Transfer Date”); provided further, however, that Borrower shall bear the burden of proof that the introduction and initial release of such hazardous substance (a) occurred subsequent to the Transfer Date, (b) did not occur as the result of any action of Borrower and (c) did not occur as a result of continuing migration or release of any Hazardous Substance introduced prior to the Transfer Date in, on, under or near the Property;

(viii) any fees and costs including reasonable attorneys’ fees incurred in enforcing and collecting any amounts due under this Paragraph;

(ix) a transfer of title to the Property without Lender’s consent, except if specifically permitted under the terms of the Mortgage; and

(x) subordinate financing placed against the Property without Lender’s consent.

The foregoing limitation on personal liability is not intended and shall not be deemed to constitute a forgiveness of the indebtedness evidenced by this Note or a release of the obligation to repay said indebtedness according to the terms and provisions hereof, but shall operate solely to limit the remedies otherwise available to the holder hereof for the enforcement and collection of such indebtedness. The provisions of this paragraph shall control over any conflicting provisions of this Note, the Mortgage or any other instrument or document executed in connection with the indebtedness evidenced hereby.

12.	Limitation on Interest and Loan Charges.

Interest, fees and charges collected or to be collected in connection with the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any applicable law. If any such law is interpreted so that said interest, fees and/or charges would exceed any such maximum and Borrower is entitled to the benefit of such law, then: (A) such interest, fees and/or charges shall be reduced by the amount necessary to reduce the same to the permitted maximum; and (B) any sums already collected from Borrower which exceeded the permitted maximum will be refunded. Lender may choose to make the refund either by treating the payments, to the extent of the excess, as prepayments of principal or by making a direct payment to Borrower. No prepayment premium shall be assessed on prepayments under this paragraph. The provisions of this paragraph shall control over any inconsistent provision of this Note or the Mortgage or any other document executed in connection with the indebtedness evidenced hereby.

13.	Governing Law.

This Note shall be construed, enforced and otherwise governed by the laws of the State of Ohio.

14.	Lender.

As used herein, the term “Lender” includes any subsequent holder of or participant in this Note.

15.	Notices.

All notices delivered hereunder shall be delivered in accordance with the terms and conditions of the Mortgage.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.

BORROWER:

ASSET OHIO FOURTH STREET LLC, an Ohio limited liability company

By:	/s/ William H. Hawkins II

Name: William H. Hawkins II
Title: Vice President